UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2012

Bazaarvoice, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35433

Delaware	20-2908277
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3900 N. CAPITAL OF TEXAS HIGHWAY, SUITE 300
AUSTIN, TEXAS 78746-3211
(Address of principal executive offices, including zip code)

(512) 551-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 30, 2012, Brett A. Hurt, Chief Executive Officer, President and a director of Bazaarvoice, Inc. (the "Company"), and his affiliates adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company's policies regarding stock transactions. This plan was adopted to enable Mr. Hurt and his affiliates to sell a portion of their Company stock over time as part of Mr. Hurt's long-term strategy for asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of plan, Mr. Hurt can gradually diversify his investment portfolio, spreading stock trades over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the plan helps avoid concerns as to whether Mr. Hurt or his affiliates had material, non-public information when a decision is made to sell stock.

On March 30, 2012, Stephen R. Collins, Chief Financial Officer and Chief Innovation Officer of the Company, adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company's policies regarding stock transactions. This plan was adopted to enable Mr. Collins to sell a portion of his Company stock over time as part of Mr. Collins' long-term strategy for asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of plan, Mr. Collins can gradually diversify his investment portfolio, spreading stock trades over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the plan helps avoid concerns as to whether Mr. Collins had material, non-public information when a decision is made to sell stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bazaarvoice, Inc.

Date: April 03, 2012	By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale
General Counsel and Secretary